UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53283	33-0843696
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7F, No. 267 Qu Yang Road	200081
Hongkou District	(Zip Code)
Shanghai, China
(Address of principal executive offices)

Registrant’s telephone number, including area code (86) 021 5556-0020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On December 9, 2010, the wholly owned subsidiary in the Peoples Republic of China of China Energy Recovery, Inc., referred to together as the company, entered into a three-year, loan facility with the Bank of China, Yizheng Branch. The facility is for RMB 30,000,000 (approximately US$4,500,000). The facility is subject to annual review by the bank. The funds may be used either as a short term loan or for trade financing and similar purposes. Any amounts not otherwise due or repaid will be repayable on November 24, 2013. The loan has been guaranteed by each of the Chief Executive Officer and a director, two of the company subidiaries, CER Energy Recovery (Shanghai) Co., Ltd. and Shanghai Hai Lu Kun Lun Hi-tech Engineering Co., Ltd., and Yizheng Auto Industrial Park Investment and Development Co., Ltd. (“Industrial Park’)  The company has also pledged as security for the facility the Land Use Right agreement the company has in Yizheng, Jiangsu Province, China.

The company has drawn RMB 21,000,000 (approximately US$3,150,000) under the facility as a short-term loan, due in one year, which amount carries an annual interest rate of 5.838%.  These funds will be used for working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: December 17, 2010	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer